UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. ___)*
Aruba Networks, Inc.

(Name of Issuer)
Common Stock, $.0001 par value per share

(Title of Class of Securities)
043176 10 6

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	043176 10 6	13 G	Page	2	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity Ventures VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

PN

(1)	This Schedule 13G is filed by Trinity Ventures VIII, L.P. (“Trinity VIII”), Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”), Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs’”), Trinity TVL VIII, LLC (“Trinity TVL VIII”), Trinity Ventures VII, L.P. (“Trinity VII”), Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”), Trinity TVL VII, LLC (“Trinity TVL VII”), TVL Management Corporation (“TVL”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Timothy P. McAdam (“McAdam”), Kathleen A. Murphy (“Murphy”) and Thomas C. Cole (“Cole,” together with Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity TVL VIII, Trinity VII, Trinity VII SBS, Trinity TVL VII, Orr, Fenton, Wang, Tai, McAdam and Murphy, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	3	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity VIII Side-By-Side Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	4	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity VIII Entrepreneurs’ Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	5	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity TVL VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	6	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity Ventures VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	7	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity VII Side-By-Side Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	8	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trinity TVL VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	9	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TVL Management Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,173,522 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97% (3)

12	TYPE OF REPORTING PERSON*

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	10	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lawrence K. Orr

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		16,654 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		16,654 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,190,176 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.99% (3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	11	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Noel J. Fenton

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		3,161 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,161 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,176,683 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	12	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fred Wang

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		4,461 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,461 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,177,983 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.98%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	13	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Augustus O. Tai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		12,105 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,105 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,185,627 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.98%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	14	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Timothy P. McAdam

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		4,761 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,761 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,178,283 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.98%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	15	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas C. Cole

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		2,559 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,559 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,176,081 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP NO.	043176 10 6	13 G	Page	16	of	21 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathleen A. Murphy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		1,123 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,173,522 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,123 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

7,173,522 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,174,645 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.97%(3)

12	TYPE OF REPORTING PERSON*

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,002,334 shares held by Trinity VIII; (ii) 228,061 shares held by Trinity VIII SBS; (iii) 73,538 shares held by Trinity VIII Entrepreneurs’; (iv) 2,741,111 shares held by Trinity VII; (v) 128,181 shares held by Trinity VII SBS; and (vi) 297 shares held by TVL. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, however, they disclaim beneficial ownership of the shares held by such Reporting Persons, except to the extent of their proportionate pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.

(3)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons in respect of shares of Common Stock of Aruba Networks, Inc.
Item 1
(a)	Name of Issuer: Aruba Networks, Inc.

(b)	Address of Issuer’s
Principal Executive Offices: 1322 Crossman Avenue, Sunnyvale, California 94089-1113
Item 2
(a)	Name of Person(s) Filing:
Trinity Ventures VIII, L.P. (“Trinity VIII”)
Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”)
Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs’”)
Trinity TVL VIII, LLC (“Trinity TVL VIII”)
Trinity Ventures VII, L.P. (“Trinity VII”)
Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”)
Trinity TVL VII, LLC (“Trinity TVL VII”)
TVL Management Corporation (“TVL”)
Lawrence K. Orr (“Orr”)
Noel J. Fenton (“Fenton”)
Fred Wang (“Wang”)
Augustus O. Tai (“Tai”)
Timothy P. McAdam (“McAdam”)
Kathleen A. Murphy (“Murphy”)
Thomas C. Cole (“Cole”)

(b)	Address of Principal Business Office:	c/o Trinity Ventures
3000 Sand Hill Road, Building 4, Suite 160
Menlo Park, California 94025
(c)	Citizenship:

Trinity VIII	California, United States of America
Trinity VIII SBS	California, United States of America
Trinity VIII Entrepreneurs’	California, United States of America
Trinity TVL VIII	California, United States of America
Trinity VII	California, United States of America
Trinity VII SBS	California, United States of America
Trinity TVL VII	California, United States of America
TVL	California, United States of America
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
McAdam	United States of America
Murphy	United States of America
Cole	United States of America
(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 043176 10 6
Item 3           Not applicable.

Page 17 of 21 Pages

Item 4     Ownership.
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2007:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power	Power	Power	Ownership	of Class (2)
Trinity VIII	4,002,334	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity VIII SBS	228,061	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity VIII Entrepreneurs’	73,538	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity TVL VIII (1)	0	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity VII	2,741,111	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity VII SBS	128,181	0	7,173,522	0	7,173,522	7,173,522	8.97%

Trinity TVL VII (1)	0	0	7,173,522	0	7,173,522	7,173,522	8.97%

TVL Management Corporation (1)	297	0	7,173,522	0	7,173,522	7,173,522	8.97%

Orr (1)	16,654	16,654	7,173,522	16,654	7,173,522	7,190,176	8.99%

Fenton (1)	3,161	3,161	7,173,522	3,161	7,173,522	7,176,683	8.97%

Wang (1)	4,461	4,461	7,173,522	4,461	7,173,522	7,177,983	8.98%

Tai (1)	12,105	12,105	7,173,522	12,105	7,173,522	7,185,627	8.98%

McAdam (1)	4,761	4,761	7,173,522	4,761	7,173,522	7,178,283	8.98%

Cole (1)	2,559	2,559	7,173,522	2,559	7,173,522	7,176,081	8.97%

Murphy (1)	1,123	1,123	7,173,522	1,123	7,173,522	7,174,645	8.97%

(1)	Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Orr, Fenton, Wang, Tai, McAdam, Murphy and Cole are managing members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL and share voting and dispositive power over the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS. Each managing member disclaims beneficial ownership of the shares held by TVL, Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII and Trinity VII SBS, except to the extent of their proportionate pecuniary interests therein.

(2)	This percentage is calculated based upon 79,974,124 shares of the Issuer’s common stock outstanding as of December 31, 2007.
Item 5      Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Page 18 of 21 Pages

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

Page 19 of 21 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 1, 2008
TRINITY VENTURES VIII, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY TVL VIII, LLC
TRINITY VENTURES VII, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY VII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY TVL VII, LLC

/s/ Kathleen A. Murphy Kathleen A. Murphy
Managing Member

/s/ Lawrence K. Orr Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Timothy P. McAdam
Timothy P. McAdam

/s/ Kathleen A. Murphy
Kathleen A. Murphy

/s/ Thomas C. Cole
Thomas C. Cole
Exhibit(s): A — Joint Filing Statement

Page 20 of 21 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Aruba Networks, Inc. is filed on behalf of each of us.
Dated: February 1, 2008
TRINITY VENTURES VIII, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY VIII ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC
TRINITY TVL VIII, LLC
TRINITY VENTURES VII, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY VII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VII, LLC
TRINITY TVL VII, LLC

/s/ Kathleen A. Murphy Kathleen A. Murphy
Managing Member

/s/ Lawrence K. Orr Lawrence K. Orr

/s/ Noel J. Fenton Noel J. Fenton

/s/ Fred Wang Fred Wang

/s/ Augustus O. Tai Augustus O. Tai

/s/ Timothy P. McAdam Timothy P. McAdam

/s/ Kathleen A. Murphy Kathleen A. Murphy

/s/ Thomas C. Cole Thomas C. Cole

Page 21 of 21 Pages